KCS
Media: Doniele Kane, 816-983-1372, doniele.c.kane@kcsr.com
Investors:  Bill Galligan, 816-983-1551, william.h.galligan@kcsr.com

NS
Media: Bob Fort, 757-629-2710, rcfort@nscorp.com
Investors: Leanne Marilley, 757-629-2861, leanne.marilley@nscorp.com

KCS, NS Reach Agreement to Improve Customer Service, Expand Capacity

      Kansas City, Mo., Norfolk, Va., December 2, 2005 - Kansas City Southern (KCS) (NYSE: KSU) and Norfolk Southern Corporation (NS) (NYSE: NSC) have agreed to form a joint venture that will increase capacity resulting in improved service on the Meridian Speedway between Meridian, Miss. and Shreveport, La. The Meridian Speedway is an important direct rail connection moving traffic between the southeast and southwest U.S. The increased capacity will provide both railroads with the ability to handle greater volumes and improve service for intermodal customers moving traffic between the southeast and southwest parts of the U.S., and for all other traffic including intermodal between the southeast and KCS' rail network including Mexico.

	KCS will contribute a 320-mile rail line between Meridian, Miss., and Shreveport, La. NS will invest $300 million in cash, substantially all of which will be used for capital improvements to increase capacity over a four-year period. The capital improvements will include signal systems, extended sidings and stretches of double track, upgrading track speed and other capacity enhancements to the line.

      KCS will contribute its rail line to the joint venture for a 70 percent interest, while NS will invest cash for a 30 percent interest. KCS will operate the line and provide service enhancements to NS, which will be the sole provider of certain intermodal transportation services over the line.

	Michael R. Haverty, KCS chairman, president and chief executive officer, said, "This partnership with NS allows us to offer shippers fast, competitive rail service along the shortest rail route into the southeast from both Mexico and the southwest. In addition to connecting these rapidly growing regions, it will allow us to extend the reach of the Port of Lazaro Cardenas not only into Texas and the Midwest but directly into the southeast as well.
For many years, the Meridian Speedway in Louisiana and Mississippi has had great potential. Now, with this partnership, it will realize that potential."

	Wick Moorman, NS president and chief executive officer, said, "This is an important initiative that will enhance fluidity of the nation's rail network and improve connections among rail carriers. We believe that the transaction represents an innovative way for carriers to work together to add critical rail capacity, and that it is one more indication of our collective commitment as an industry to pursue opportunities to improve customer service across North America."

	The parties will seek approval for the transaction with the U.S. Surface Transportation Board.

	Analysts and reporters will have an opportunity to ask questions about the joint venture at 12:30 p.m. EST/11:30 a.m. CST on Friday, December 2 by calling 800-955-1795
(U.S./Canada) or 706-643-0096 (International), conference ID#2989679. The discussion will be moderated by Mr. Haverty. KCS executive vice president and chief financial officer
Ronald G. Russ and NS vice chairman and chief financial officer Hank Wolf also will participate.

	Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holdings include The
Kansas City Southern Railway Company and Texas Mexican Railway Company, serving the central and south central U.S. Its international holdings include TFM, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lazaro Cardenas, Tampico and Veracruz, and a 50% interest in Panama
Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS' North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

	NS is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,300 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern U.S. and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North America's largest rail carrier of automotive parts and finished vehicles.

      This press release includes forward-looking statements which speak only as of the date they are made, and neither KCS nor NSC undertakes any obligation to update or revise any forward-looking statement. Forward-looking statements are subject to a number of risks and uncertainties, and other factors which are, in some cases, beyond the control of KCS and NSC and could materially affect actual results, performance or achievements. Assumptions and factors that may cause actual results to differ materially from those contemplated by these forward-looking statements are more particularly described in KCS's and NSC's respective annual and quarterly reports filed with the SEC. Documents filed with the SEC by KCS and NSC are accessible on the SEC's website at www.sec.gov, KCS' website at www.kcsi.com and NSC's website at www.nscorp.com.

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